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                                                                   Exhibit 99(d)


                             ARROW ELECTRONICS, INC.

                      NON-EMPLOYEE DIRECTORS DEFERRAL PLAN


                                    ARTICLE 1

                                Name and Purpose

            The name of this Plan is the Arrow Electronics, Inc. Non-Employee Directors Deferral Plan. Its purpose is to provide for deferral of the payment of a portion of the annual retainer fees payable to non-employee directors of the Company.

                                    ARTICLE 2

                                 Effective Date

            The Plan is effective as of May 15, 1997 (the "Effective Date").

                                  ARTICLE 3

                                Covered Directors

            Each director who is not an employee of the Company or any subsidiary of the Company shall be covered under the Plan (each a "Non-Employee Director").

                                    ARTICLE 4

                                    Deferral

            Fifty percent (50%) of each payment comprising any annual retainer fees payable by the Company to each Non-Employee Director shall automatically be withheld by the Company and deferred hereunder, except to the extent that the Non-Employee Director has made an Optional Deferral Election in accordance with
Article 5.

                                    ARTICLE 5

                           Optional Deferral Elections

            A Non-Employee Director may submit a written election to the Secretary of the Company not to have the deferral provisions of the Plan apply to his or her retainer fees or to have a deferral of a percentage other than 50% apply (an "Optional Deferral Election") as follows:

            (a) Prior to the Effective Date of the Plan, each Non-Employee Director may submit an Optional Deferral Election, which may specify that no portion of the Non-Employee Director's retainer fees will be deferred under the Plan or that a selected percentage other than 50% of the Non-Employee Director's retainer fees will be deferred under the Plan. Such Optional Deferral Election will be effective unless and until it is revoked in writing.



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(b)   Each Non-Employee Director initially elected after the Effective Date of the Plan may submit an Optional Deferral Election prior to his or her receipt of any portion of any retainer fee, which may specify that no portion of the Non-Employee Director's retainer fees will be deferred under the Plan or that a selected percentage other than 50% of the Non-Employee Director's retainer fees will be deferred under the Plan. Such Optional Deferral Election will be effective unless and until it is revoked in writing.

            (c) On an ongoing basis, each Non-Employee Director who has not made a standing Optional Deferral Election may make an Optional Deferral Election requesting the cessation of deferrals from his or her future payments of annual retainer fees or specifying that a selected percentage other than 50% of the Non-Employee Director's retainer fees will be deferred under the Plan. In addition, any Non-Employee Director who has previously made a standing Optional Deferral Election may submit a new Optional Deferral Election, which will supersede the prior Optional Deferral Election. Any such election will take effect as of the commencement of the calendar year following the year in which the election is made and will be honored unless and until it is revoked in writing prior to the commencement of the calendar year in which such revocation is to become effective. However, any amounts deferred prior to the effective date of the new Optional Deferral Election will continue to be deferred under the Plan.

                                    ARTICLE 6

                        Maintenance of Deferred Accounts

            A record keeping account shall be established and maintained in the name of each Non-Employee Director. Amounts which are deferred hereunder shall be converted into units ("Units") based on the Fair Market Value of the Company's common stock, and such Units (including any fractional Units) shall be credited to the Non-Employee Director's account. The conversion and crediting of deferrals shall occur as of the date that such deferred amounts would otherwise have been payable to the Non-Employee Director. The Fair Market Value per Unit shall be the closing price of a share of common stock of the Company (a "Share") reported on the Consolidated Tape (as such price is reported in The Wall Street Journal) (the "Share Closing Price"). Dividend equivalents earned on the basis of whole Units previously credited to a Non-Employee Director's account shall be credited to the Non-Employee Director's account as Units, including fractional Units, on the date any such dividend has been declared to be payable on Shares. Units, excluding fractional Units, shall earn dividend equivalents from the date such Units are credited to a Non-Employee Director's account until the date such Units are converted into Shares and distributed. Dividend equivalents shall be computed by multiplying the dividend paid per Share during the period Units are credited to a Non-Employee Director's account times the number of whole Units so credited, but Units shall earn such dividend equivalents only as, if and when dividends are declared and paid on Shares.

                                    ARTICLE 7

                       Method of Distribution of Deferrals

            No distribution of deferrals may be made except as provided in this
Article 7 and Article 14. As of the last business day of the calendar month in which a Non-Employee Director's service as a director of the Company ceases, each whole Unit then credited to the Non-Employee Director's deferral account shall be converted into one Share and any fractional Unit shall be converted into cash by multiplying such fraction by the Share Closing Price as of such date. Such Shares and cash shall be


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distributed to the Non-Employee Director, in a single lump sum, as soon as practicable following such date. At the written request of a Non-Employee Director, the Board of Directors, in its sole discretion, may accelerate payment of amounts deferred hereunder, upon a showing of unforeseeable emergency by such Non-Employee Director. For purposes of this paragraph, "unforeseeable emergency" is defined as severe financial hardship resulting from extraordinary and unanticipated circumstances arising as a result of one or more recent events beyond the control of the Non-Employee Director. In any event, payment may not be made to the extent such emergency is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise; (2) by liquidation of the Non-Employee Director's assets, to the extent the liquidation of such assets would not, itself, cause severe financial hardship; and (3) by cessation of deferrals under the Plan. Examples of events that are not considered to be unforeseeable emergencies include the need to send a Non-Employee Director's child to college or the desire to purchase a home. Notwithstanding anything to the contrary, upon a Change in Control or the adoption by the Company of a plan of dissolution or liquidation of the Company, or approval by shareholders of an agreement for the sale of substantially all of the assets of the Company and its subsidiaries or a merger or consolidation in which the Company is not to be the surviving corporation, the deferral account of each Non-Employee Director shall be converted and distributed immediately in the manner described above. For these purposes the term "Change in Control" means a change in control with respect to the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any "person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange
Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company's outstanding Shares or other securities ordinarily having the right to vote at elections of the directors of the Company ("Voting Securities"); or (b) individuals who constitute the Board as of the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board.

                                    ARTICLE 8

                             Right of First Refusal

            Shares distributed under the Plan may not be sold or otherwise disposed of in any way (including a transfer by gift or by reason of the death of the grantee) until the Non-Employee Director (or his personal representative) first offers to sell the Shares to the Company as herein provided. The price per Share at which the Shares shall be offered to the Company shall be the closing price per Share reported on the Consolidated Tape (as such price is reported in The Wall Street Journal) on the date the offer is received by the Secretary of the Company. If the Company fails to accept the offer to purchase such Shares within seven days after such date, the Shares shall thereafter be free of all restrictions under this Plan.

                                    ARTICLE 9


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                           Shares Subject to the Plan

            There may be issued under the Plan an aggregate of not more than 500,000 Shares, subject to adjustment as provided below. Shares issued pursuant to the Plan may be either authorized but unissued Shares or reacquired Shares, or both. In the event of any change in the outstanding Shares by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event, if the Board shall determine, in its discretion, that such change equitably requires an adjustment in the number or kind of Shares that may be issued under the Plan or in the repurchase option price per share relating thereto such adjustment shall be made by the Board and shall be conclusive and binding for all purposes of the Plan.

                                   ARTICLE 10

                           Unfunded Status of the Plan

            A Non-Employee Director shall not have any interest in any amount credited to his or her account until it is distributed in accordance with the Plan. Distributions under the Plan shall be made only from the share capital and the general assets of the Company. All amounts deferred under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred, a Non-Employee Director is merely a general creditor of the Company; and the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way.

                                   ARTICLE 11

                   Non-Alienability and Non-Transferability

            The rights of a Non-Employee Director to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. A Non-Employee Director may not borrow against amounts credited to the Non-Employee Director's account and such amounts shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, change, garnishment, execution or levy of any kind, whether voluntary or involuntary, prior to distribution in accordance with Article 7.

                                   ARTICLE 12

                              Statement of Account

            Statements will be sent to each Non-Employee Director at the beginning of each calendar year as to the balance in the Non-Employee Director's account as of the end of the previous calendar year.

                                   ARTICLE 13

                                 Administration

            The Plan is intended to be self-effectuating and does not require the exercise of discretion by the Company. However, to the extent necessary, the Board of Directors shall act as the Plan administrator for purposes of resolving any ambiguities, claims or disputes arising with respect to


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the Plan or any deferrals under the Plan. As such the Board is authorized to make any rulings and determinations that it deems to be appropriate and consistent with the terms and intent of the Plan and all such rulings and determinations shall be final and binding upon all parties for all purposes. Any member of the Board making a claim or request to the Board with respect to his or her rights or interests under the Plan shall recuse himself or herself from the Board's determination with respect to such claim or request. Notwithstanding anything to the contrary in the Plan, the Board shall not have any authority to take any action under the Plan where such action would affect the Company's ability to account for any business combination as a "pooling of interests."

                                   ARTICLE 14

                            Amendment and Termination

            The Plan may, at any time, be amended, modified or terminated by the Board of Directors. No amendment, modification or termination shall, without the consent of a Non-Employee Director, adversely affect such Non-Employee Director's rights with respect to amounts accrued in his or her deferral account. Notwithstanding the foregoing or anything else to the contrary contained in the Plan, as a consequence of any such amendment, modification or termination, the Board may provide in its sole discretion that the account of any Non-Employee Director may be paid on an accelerated basis without regard to the tax effect that it may have for the Non-Employee Director or his beneficiaries or estate.

                                   ARTICLE 15

                                     Notices

            All notices to the Company hereunder shall be delivered to the attention of the Secretary of the Company.


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